Exhibit 10.1

ADAGIO MEDICAL Holdings, Inc.

December 13, 2024

Olav Bergheim

Via Email Delivery:

Dear Olav:

This letter sets forth the substance of the employment resignation and consulting agreement (the “Agreement”) that Adagio Medical Holdings, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation and Resignation.

(a)Employment Separation. Your last day of work and your employment termination date will be December 13, 2024 (the “Separation Date”).

(b)Board Resignation. Effective as of the date you sign this Agreement, you hereby resign as a member of the Company’s Board of Directors, and from any and all other positions you may hold with the Company or any of its affiliates.

2.Final Pay. On the Separation Date, the Company will pay you all accrued salary, all accrued and unused vacation time, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law, and you will receive them whether or not you sign this Agreement.

3.Separation Benefits. If you timely sign this Agreement, allow it to become effective, and comply with your obligations under it (including provision of Advisory Services as required under Section 4 hereof) and the Confidentiality Agreement (as defined below) (collectively, the “Severance Preconditions”), the Company will provide you with the following (collectively, the “Separation Benefits”):

(a)Base Salary Cash Severance. The Company will pay you cash severance in the amount of $1,200,000, less standard payroll deductions and withholdings (the “Severance”). The Severance shall be paid in approximately equal installments on the Company’s regularly scheduled payroll dates over the course of 12 months, with the first payment being made on the first scheduled payroll date that occurs at least one week after the Effective Date (as defined below), which first payment shall include all accrued amounts from the Separation Date through such first payment date, and all salary continuation payments thereafter shall be made on the Company’s regular payroll dates.

(b)Additional Severance. The Company shall pay you an additional cash severance amount equal to $300,000, less standard payroll deductions and withholdings, which amount shall be paid at the earlier of and conditioned upon the occurrence of: (i) the closing of a Change in Control (as defined in the Company’s 2024 Equity Incentive Plan (the “Plan”)) that occurs after the date hereof or (ii) the closing of an equity financing of the Company or a licensing transaction raising gross cash proceeds (in the case of a licensing transaction, in an upfront payment to the Company) no less than of the greater of (A) $30,000,000 or (B) an amount totaling the projected cash runway from the date of such financing until six (6) months after the receipt of top line data from the FULCRUM Phase 3 clinical trial.

(c)Health Insurance / COBRA Severance. Unless you follow the procedures set forth in this paragraph, your participation in the Company’s group health insurance plan will end on the last day of the month in which the Separation Date occurs. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you may be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If applicable, you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. As an additional severance benefit under this Agreement (the “COBRA Severance Benefit”), provided that you timely elect continued coverage under COBRA, then the Company shall either (at its option) pay or reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable), until the earlier of: (i) eighteen (18) months following the Separation Date, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) such time as you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (thereafter, you will be responsible for all COBRA premium payments, if any) (such time, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA Severance Benefit would result in a violation of applicable law (including, but not limited to, Section 105(h) of the Internal Revenue Code of 1986, as amended, Section 2716 of the Public Health Service Act, or any statute or regulation of similar effect), then provided you remain eligible for payment or reimbursement in accordance with this Section, in lieu of providing the COBRA Severance Benefit, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Severance Benefit for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use this taxable payment to pay for medical expenses, including COBRA premiums. If you become eligible for coverage under another employer’s group health plan through self-employment or otherwise cease to be eligible for COBRA during the period provided in this clause, you must promptly notify the Company of such event, and all payments and obligations under this Section will cease.

No later than 30 days after the date hereof, the Company shall deposit cash equaling the total amount of Severance into an escrow account. The Company shall pay all Severance to you from funds in such escrow account. To the extent establishing an escrow account would constitute a breach of any covenant or provision of any of the Company’s agreements or outstanding securities, the Company shall not be obligated to establish an escrow account; provided that the Company shall nonetheless maintain amounts totaling the outstanding Severance in a segregated account.

4.ADVISORY RELATIONSHIP. If you sign this Agreement, allow it to become effective, and comply with your obligations under it (collectively, the “Preconditions”), then the Company will engage you as an advisor under the terms and conditions set forth in this Section.

(a)Advisory Period. Your advisory engagement will begin on the Separation Date. If you do not timely (i.e., within 21 days after you receive this Agreement) execute and return this Agreement to the Company, you revoke it after signing, or you otherwise do not satisfy the Preconditions, then your advisory engagement will end immediately upon the 30th day after you received this Agreement. However, if you timely sign and return this Agreement to the Company, allow it to become effective, and otherwise are in compliance with the Preconditions, then the Company will continue your advisory engagement for a period of twelve (12) months, unless earlier terminated pursuant to Paragraph 4(h) below. Your full advisory engagement will be referred to as the “Advisory Period”.

(b)Advisory Services. You agree to provide Advisory Services to the Company in any area of your expertise or relevant to your skills, knowledge and experience with the Company, and/or as requested by the Company, including without limitation, assisting with (i) onboarding the new CEO, (ii) the transition of the Company from the services agreement with Fjord (the “Transition”), (iii) the retention of key employees and (iv) the separation of employees as part of a management transition or a cost reduction effort (collectively, the “Advisory Services”). You agree to make yourself available to provide the Advisory Services for up to four (4) hours per week during the Advisory Period. During the Advisory Period, you will report directly to the Chief Executive Officer of the Company. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You will not be required to report to the Company’s offices during the Advisory Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.

(c)Equity Grant. Provided that you satisfy the Severance Preconditions, as the sole compensation for your services during the Advisory Period, the Company will grant you, not later than thirty (30) days following your satisfaction of the Severance Preconditions, an option to purchase 338,398 shares of the Company’s common stock at a per-share exercise price equal to the closing per-share trading price of the Company’s common stock on the date of grant (the “Option”), subject to the further terms and conditions of this section and the terms and conditions of the Plan. The Option shall vest in full on the first anniversary of the Separation Date, provided that you shall have continuously provided Advisory Services to the Company’s reasonable satisfaction throughout the vesting period and, subject to the section of this Agreement titled “End of Advisory PTEP Extension,” the Option shall remain exercisable (to the extent vested) for the one (1) month period following the first anniversary of the Separation Date.

(d)Independent Contractor Status. Your relationship with the Company during the Advisory Period will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date. You will not be entitled to any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits, and you acknowledge and agree that your relationship with the Company during the Advisory Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships. You acknowledge and agree that, as an independent contractor, you will be responsible for all taxes due in respect of the Option or any other compensation for services rendered by you during the Advisory Period, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with such compensation.

(e)Limitations on Authority. You will have no responsibilities or authority as an advisor to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the Company’s express written authorization. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the Company, in writing, to do so.

(f)Proprietary Information and Inventions. You agree that, during the Advisory Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company, including any confidential or proprietary information that you obtain or develop in the course of performing the Advisory Services. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Any and all work product you create in the course of performing the Advisory Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Advisory Services.

(g)End of Advisory PTEP Extension. If you satisfy the Severance Preconditions, and on or after the end of the Advisory Period you timely sign and return the Advisory Termination Date Release attached hereto as Exhibit B (the “Release”), then in addition to the other payments and benefits provided in this Agreement, subject to the section of this Agreement titled “Termination of Advisory Period,” the Company will extend the time period that the Option will remain exercisable until second anniversary of the Separation Date (the “PTEP Extension”).

(h)Termination of Advisory Period. Without waiving any other rights or remedies, you may terminate the Advisory Period at any time and for any reason upon thirty (30) days’ advance notice to the other party and the Company may terminate the Advisory Period upon a material breach of this Agreement. Upon termination of the Advisory Period by either party, the Option will cease vesting and be forfeited (if not yet then vested), and, if you have satisfied the conditions of the PTEP Extension, you will remain eligible for the PTEP Extension (if the Option is then vested and exercisable) unless the Company terminates the advisory relationship due to your material breach or violation of this Agreement, any other agreement between you and the Company, or any Company policy.

(i)Other Work Activities / Non-Competition. Throughout the Advisory Period, you retain the right to engage in employment, consulting, or other work relationships in addition to your work for the Company. In order to protect the trade secrets and confidential and proprietary information of the Company, you agree that, during the Advisory Period, you will not perform services for, or in any way manage, operate, join, control or be connected to as an employee, shareholder, director, manager, member, consultant, adviser, volunteer, or partner to, any company that engages in a business that is competitive to the Company in the field of heart ablation medical devices.

(j)Representations. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Advisory Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.

5.Other Compensation or Benefits. You acknowledge and agree this Agreement hereby supersedes and extinguishes any severance benefits you are or could be eligible to receive under any offer letter, agreement, plan, policy applicable to you. You further acknowledge and agree that, except as expressly provided in this Agreement, you have not earned, will not earn, and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before, on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options.

6.Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company also agrees to reimburse you for up to $19,500 of your reasonable and documented legal fees incurred in connection with negotiating and documenting this Agreement and any related agreements. The Company will reimburse you for these expenses pursuant to its regular business practice.

7.Release of Claims.

(a)General Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, the California Fair Employment and Housing Act, and the Age Discrimination in Employment Act (“ADEA”). You acknowledge that you have been advised, pursuant to California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d)Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

8.Protected Rights. You understand that nothing in this Agreement limits anyone’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit anyone’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents anyone from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that they have reason to believe is unlawful. Furthermore, nothing in this Agreement waives any rights anyone may have under Section 7 of the National Labor Relations Act (subject to the release of claims set forth herein).

9.Return of Company Property. You agree that, within ten (10) days after the Separation Date (or otherwise as requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, Company account and device login and password information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within ten (10) days after the Separation Date (or earlier if requested by the Company), you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the benefits provided under this Agreement. Following your return of Company property pursuant to this section, the Company may permit you to receive and/or use certain documents, equipment and/or information reasonably necessary to perform the Advisory Services, all of which you shall return to the Company by the last day of the Advisory Period, or earlier upon the Company’s request, without retaining any copies or embodiments (in whole or in part).

10.Confidential Information Obligations. You agree that at the same time that you sign and return this Agreement, you will sign and return, and abide by, the Employee Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

11.Mutual Non-disparagement. Except to the extent permitted by the section of this Agreement titled “Protected Rights” above, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains anyone from making disclosures protected under the whistleblower provisions of federal or state law or from exercising rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. The Company will instruct members of the Board and executive officers of the Company not to disparage you in any manner that is likely to be harmful to your business reputation or personal reputation; provided that the Company will instruct such individuals that they may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Nothing in this provision or this Agreement restrains anyone from making disclosures or statements as permitted by the section of this Agreement titled “Protected Rights.”

12.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement titled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

13.Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

14.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

15.Representations. You hereby represent that you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

16.Miscellaneous. This Agreement, including its exhibit(s), constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

[Signature page to follow]

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.

We wish you the best in your future endeavors.

Sincerely,

Adagio Medical Holdings, Inc.

By:	/s/ Orly Mishan
Orly Mishan
Independent Director

I have read, understand and agree fully to the foregoing Agreement:

/s/ Olav Bergheim
Olav Bergheim

December 13, 2024
Date

Exhibit a

EMPLOYEE CONFIDENTIAL Information and

Inventions ASSIGNMENT Agreement

Exhibit B

Advisory Termination Date Release

(to be signed and returned to the Company on or within seven (7) calendar days after the end of the Advisory Period)

In exchange for the PTEP Extension to be provided to me by Adagio Medical Holdings, Inc. (the “Company”) pursuant to that certain letter separation and consulting agreement with the Company to which this exhibit is attached (the “Agreement”), I hereby provide the following Advisory Termination Date Release (the “Release”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that I have been paid all amounts owed to me as a result of my relationship(s) with the Company through the date I sign this Release, and have been reimbursed for all reimbursable business expenses incurred in connection with such service.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my service relationship(s) with the Company or the termination of such relationship(s); (b) all claims related to my compensation, fees or benefits from the Company, including advisory fees, incentive compensation, severance pay, fringe benefits, securities of the Company, equity awards, or any other ownership, equity, or profits interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, and emotional distress; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims.

Notwithstanding the foregoing, I am not releasing the Company hereby from any obligation to indemnify me pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, or applicable law. Also, excluded from this Release are any claims that cannot be waived by law.

In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims herein, including but not limited to my release of unknown claims.

I understand that nothing in this Release limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). I further understand this Release does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Release does not limit my right to receive a government-issued award for information provided to any Government Agency in connection with a government whistleblower program or protected whistleblower activity, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Release. Nothing in this Release prevents me from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, or from exercising my rights under Section 7 of the National Labor Relations Act, if applicable.

I agree not to disparage the Company, its officers, directors, employees, stockholders, parents, subsidiaries, affiliates and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that I may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Release and the Agreement prohibits or restrains me from making disclosures protected under the whistleblower provisions of federal or state law or from exercising my rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable.

This Release, together with the Agreement (and its exhibits) constitutes the entire agreement between me and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

Understood, Accepted, and Agreed:

Olav Bergheim

Date